Exhibit 99.1

For immediate release

Investor Contact:

Tim Reeves (314) 553-2197

Timothy.reeves@emerson.com

Media Contact:

Casey Murphy (314) 982-6220

casey.murphy@fleishman.com

Emerson Names Mark Blinn to Board of Directors

ST. LOUIS (Nov. 5, 2019) – Emerson (NYSE: EMR) today announced that its Board of directors has elected Mark Blinn, the former President and Chief Executive Officer of Flowserve Corporation, as an independent director.

Blinn has more than 20 years of experience operating multi-industrial businesses in senior executive roles, as well as significant legal expertise and Board experience, including as a Lead Independent Director and Audit Committee Chair.

“Mark has a breadth of knowledge in energy and automation end markets and expertise that spans across industries, and we are pleased to welcome him to our Board,” Chairman and Chief Executive Officer David N. Farr said. “Mark’s insights and global perspective will be highly valuable as we conduct our comprehensive review and position Emerson to continue driving long-term shareholder value.”

“I have long admired Emerson’s business, operational excellence and focus on delivering value for its shareholders and other stakeholders, and I am excited to join the Board,” said Blinn. “I look forward to working on behalf of all shareholders as Emerson executes on its strategy to position the Company for continued success.”

Joshua B. Bolten, Chair of the Board’s Corporate Governance and Nominating Committee, said, “Mark is a principled leader with vast expertise in the industries and end markets in which Emerson operates. His strong skills and Board experience align well with Emerson’s values and business.”

Emerson’s Board is now comprised of 11 directors, 10 of whom are independent.

Mark Blinn Biography

Blinn served in various positions at Flowserve Corp., including most recently as the Chief Executive Officer and President from October 2009 until March 2017 and Chief Financial Officer from October 2004 to October 2009. Prior to Flowserve, Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Blinn also was formerly an attorney with Smith, Barshop, Stoffer and Millsap, where he represented large financial institutions, foreign corporations and insurance companies in litigation issues. Blinn currently serves on the Board of directors of Texas Instruments, Inc., Leggett & Platt, Incorporated, and Kraton Corporation. Blinn earned a B.S. degree, an MBA and a J.D. degree from Southern Methodist University.

About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial and residential markets. Our Automation Solutions business helps process, hybrid and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the outcome and ultimate impact of the review referred to herein, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.